EXHIBIT 99.1

ENCORE ACQUISITION COMPANY REPLACES 255% OF 2003 PRODUCTION AND BOOKS 12 MILLION BOE OF HIGH-PRESSURE AIR INJECTION RESERVES AT THE CEDAR CREEK ANTICLINE

Fort Worth, TX, January 30, 2004 – Encore Acquisition Company (“Encore”) (NYSE: EAC) today announced that Miller and Lents, Ltd., independent petroleum engineers, estimated Encore’s proved oil and natural gas reserves to be 141 million barrels of oil equivalent (“BOE”) as of December 31, 2003.

During 2003 Encore added 21 million BOE at an all-in reserve replacement cost of $7.42 per BOE, replacing 255% of the 8 million BOE it produced in 2003. The development program added 14.4 million BOE (178% of Encore’s production) at a cost of $6.86 per BOE. Oil reserves accounted for 84% of total proved reserves, and 78% of proved reserves are proved developed. The Company’s reserve-to-production ratio is 17 years for total proved reserves and 14 years proved developed reserves.

In the Cedar Creek Anticline of eastern Montana and western North Dakota, Encore continued its tertiary recovery project by beginning air injections in the Little Beaver area at the southern end of the anticline. Jonny Brumley, President, said “the Company began injecting air in December and expects to see significant production uplift from the project in 2005. In addition to the increased production, the proved reserves associated with the first Little Beaver project are 12 million BOE. We expect to continue to book additional high-pressure air reserves over the next several years as we execute this large multi-year development program.”

He continued, “Encore is in an enviable position. We have significant organic growth from both additional high-pressure air projects and other ongoing development projects. Combine those two factors with our strong balance sheet, and we are well positioned to acquire long-life properties and further drive our growth.”

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

Reserves Summary	MMBOE

Proved Reserves at December 31, 2002	128
Reserve Additions	21
Production	(8)

Proved Reserves at December 31, 2003	141
Fourth Quarter Production	2
Percent Proved Developed	78%

	Without	With
Selected Statistics	Acquisitions	Acquisitions

Reserve Replacement	178%	255%
Reserve Replacement Costs	$6.86	$7.42

Jonny Brumley, President, will present at the Credit Suisse First Boston Energy Summit on February 3, 2004. You may view the presentation slides through Encore’s website at www.encoreacq.com

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: our expectations regarding additional high pressure air reserves, the results of our development programs, organic growth and the acquisition of long-life properties. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: inaccuracies in the assessment of reserves; the amount, nature and timing of capital expenditures; diversion of management’s attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations; difficulties encountered with respect to the drilling of wells; the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Contacts:

Roy W. Jageman
Executive Vice President and CFO
(817)339- 0861

Rani M. Wainwright
Assistant Treasurer
(817)339- 0919